Exhibit 3.1.2

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

NEAPH ACQUISITIONCO, INC.

The undersigned, Christopher T. Miller, hereby certifies that:

1. He is the duly elected Chief Executive Officer of NEAPH Acquisitionco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 11, 2018 under the name NEAPH Acquisitionco, Inc.

3. Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment of the Certificate of Incorporation, hereby amends and restates ARTICLE FIRST of the Certificate of Incorporation of the Corporation, to read in its entirety as follows:

“The name of this corporation shall be: Everside Health Group, Inc.”

4. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on this 10th day of May, 2021.

/s/ Christopher T. Miller
Christopher T. Miller
Chief Executive Officer